SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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LIFEWAY FOODS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIFEWAY FOODS, INC.

AMENDMENT NO. 1 TO PROXY STATEMENT

This Amendment No. 1 (this “Amendment”) amends the definitive proxy statement dated April 28, 2023 (the “Proxy Statement”) filed on Schedule 14A by Lifeway Foods, Inc., an Illinois corporation (the “Company”), in connection with the Company’s 2023 Annual Meeting of Shareholders to be held on June 15, 2023 at 2:00 p.m., Central Time (the “Annual Meeting”), which will be held in a virtual meeting format only at the following website: meetnow.global/MA2G2XN. The Proxy Statement was mailed to the Company’s shareholders (the “Shareholders”) on or about April 28, 2023.

Except as described in this Amendment, the information provided in the Proxy Statement continues to apply and this Amendment should be read in conjunction with the Proxy Statement. To the extent the following information differs from, updates or conflicts with information contained in the Proxy Statement, the information contained herein controls. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Proxy Statement.

Supplemental Disclosures

On May 16, 2023, Ludmila Smolyansky (“Ms. L. Smolyansky”) notified Lifeway Foods, Inc. (the “Company”) by email that she resigned from the Board.

As previously disclosed, Ms. L. Smolyansky was elected to the Board for a term expiring at the Company’s Annual Meeting of Stockholders to be held in 2023 pursuant to that certain Settlement Agreement dated as of July 27, 2022 by and between the Company, Ms. L. Smolyansky and Mr. Smolyansky, as amended on November 7, 2022 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the vacancy created by Ms. L. Smolyansky’s resignation will remain unfilled until a nominee named by Ms. L. Smolyansky and her son, Mr. Smolyansky, has been appointed or nominated by the Board upon satisfaction of its regular qualification procedures. Pursuant to the Settlement Agreement, the Company is obligated to nominate, and has nominated, Ms. L. Smolyansky for reelection as director at the Annual Meeting. There will be no additional changes to the Company’s proxy statement with respect to Ms. L. Smolyansky’s nomination.

The information set forth under the caption “Legal Proceedings” on page 25 of the Proxy Statement is amended and restated below:

Legal Proceedings

As previously disclosed Company and the Defendants entered into Proxy Settlement Agreement on July 27, 2022 and amended No. 1 thereto on November 7, 2022. Under the Proxy Settlement the Defendants terminated their rights, among other things, to solicit proxies, submit alternative slates of directors, call a special meeting of the shareholders, and make books and records requests until after the annual meeting of the Company’s shareholders in 2024. The Proxy Settlement requires the Defendants to vote in favor of the Company’s board’s nominees and all other board-recommended shareholder proposals. The Proxy Settlement also grants the Company’s Chief Executive Officer and Chief Financial Officer the right to vote Defendants’ shares if Defendants attempt to vote in a manner inconsistent with the Proxy Settlement.

On April 14, 2023, the Company filed a lawsuit against Ludmila Smolyansky, a current director of the Company (“Ms. L. Smolyansky”), and Edward Smolyansky, a former director and executive officer of the Company (“Mr. Smolyansky,” and together with Ms. L. Smolyansky, the “Defendants”) in the Circuit Court of Cook County, Illinois. The Company alleged, among other claims, that the Defendants breached their contractual obligations under the Proxy Settlement Agreement, the Employment Settlement Agreement between the Company and Mr. Smolyansky and the Endorsement Termination Agreement between the Company and Ms. L. Smolyansky (collectively, the “Agreements”), as applicable, by publicly making statements which negatively commented upon the Company, including the Company’s corporate activities, Board and management and submitting what was purported to be an alternate slate of director nominees for consideration at this Annual Meeting in violation of the Proxy Settlement Agreement. The Company is seeking damages from each of Ms. L Smolyansky’s and Mr. Smolyansky’s breaches of their respective Agreements and recovery of at least $100,000 from Mr. Smolyansky and at least $400,000 from Ms. L. Smolyansky.

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On May 5, 2023, the Company submitted a Motion for Leave to File Amended Complaint to remove a request for specific performance as a remedy for Defendants’ breaches.

On May 8, 2023 Ms. L Smolyansky’s and Mr. Smolyansky filed counterclaims (the “Counterclaim”) alleging that the Company breached the Proxy Settlement Agreement and filed an Emergency Motions seeking a declaratory judgment that Lifeway breached the terms of the Proxy Settlement Agreement and seeking permeant injunctive relief ordering Lifeway to honor Mr. Smolyansky’s proposed alternate slate of directors. As described below, all relief sought by the Defendants in their Emergency Motions were denied and the Defendants have since filed a voluntary Motion to Dismiss the Counterclaim.

The Company filed a Motion to Dismiss the Counterclaim on May 11, 2023.

On May 16, 2023, a hearing was held to hear arguments about the Company’s Motion for Leave to File Amended Complaint and Defendants’ Emergency Motions after which the Court granted the Company’s Motion for Leave to File Amended Complaint and denied all relief being sought by Defendants. The Court also directed the Company to schedule its Motion to Dismiss for a hearing date.

On May 25, 2023 Defendants filed a Motion to Voluntarily Withdraw their Counterclaims which was set for hearing on May 31, 2023, which motion was granted by the Court on May 30, 2023. With the Court’s denial of Defendants’ Emergency Motions for Injunctive Relief, no basis in law or fact that remains as to the invalidity of Mr. Smolyansky’s nomination of an alternate slate of directors and such nomination is void ab initio and is not a valid solicitation.

On May 30, 2023, the Company filed a Motion to Strike Defendants’ Affirmative Defenses which is set for presentment on June 6, 2023.

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